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                                                                    Exhibit 6(E)


                         AMENDMENT TO AND RESTATEMENT OF
                            ASSET PURCHASE AGREEMENT
                                OF FEBRUARY, 1996


         THIS AMENDMENT TO AND RESTATEMENT OF ASSET PURCHASE AGREEMENT OF FEBRUARY 1, 1996 ("Amendment") is entered into as of the 20th day of December, 1996, by and between AMERICAN STONE CORPORATION (hereinafter "American Stone" or "ASC") and CLEVELAND QUARRIES, LP (hereinafter "Cleveland Quarries").

                                   WITNESSETH:

         WHEREAS, on or about February 1, 1996, an Asset Purchase Agreement (the "Initial Agreement") was entered into by all parties to this Amendment; and

         WHEREAS, upon review, analysis and careful consideration of the Initial Agreement, the parties hereto agree and concur that the Initial Agreement did not express the actual intentions of the parties with respect to the computation of purchase price, such error constituting a mistake of fact which the parties now wish to remedy; and

         WHEREAS, the parties hereto wish to amend and restate the Initial Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the affirmation and restatement of the Initial Agreement, the increase in Purchase Price and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. The recitals set forth above are true and correct.

         2. Except to the extent amended herein, the Initial Agreement, a true and correct copy of which is attached hereto and incorporated herein as Exhibit A, is hereby affirmed in its entirety and restated to be in full force and effect.

         3. Sections 1.4 and 1.5 of the Initial Agreement, as the result of a mistake of fact, failed to correctly set forth the complete purchase price.


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         4. The Initial Agreement is hereby amended by deleting therefrom
Section 1.4 on page 4 and substituting the following in place thereof:

                 "1.4     Purchase Price

                           "The Purchase Price for the Acquired Assets is (a) $2,100,000.00 and (b) such other and additional funds (not to exceed $300,000.00) which the Purchaser and Seller mutually determine to be necessary and appropriate in order that the Acquired Assets are transferred free and clear of any and all liens and encumbrances as provided in Section 1.5 of this Agreement."

         5. Subsection (d) of Section 1.5 is hereby deleted and the following substituted in place thereof:

                           "(d) At Closing, Purchaser shall deliver to Seller a sum which shall be computed by deducting subsections
                           (a), (b) and (c) of Section 1.5 from the principal sum of $2,100,000.00.

                           "(e) Subsequent to Closing, Purchaser shall pay such further and additional sums, not to exceed $300,000.00, which Purchaser and Seller agree are necessary and appropriate in order that the Acquired Assets may be conveyed free and clear of liabilities to Purchaser."

         6. Schedule 1.6 is hereby amended by adding the following language:

                           "To the extent that Purchaser pays additional compensation as provided in subsection (e) of Section 1.5, such additional compensation shall be allocated to land, inventory and such other asset category as appropriate."

         7. Cleveland Quarries, at the election of American Stone, shall pay for or on behalf of American Stone all costs incurred by American Stone, including but not limited to attorneys' fees, which are incurred by American Stone and which result in any way from actions taken by Cleveland Quarries. Such payment shall be made by Cleveland Quarries within fifteen (15) days after being presented with an invoice for or other evidence of such costs.

         8. This Amendment shall be construed, enforced and interpreted by an Ohio court in accordance with the internal laws of the State of Ohio, without regard to its conflicts of laws principles.


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         9. The parties hereto acknowledge and warrant that they have read this
Amendment; that they have pull power and authority to execute the same; and that the execution hereof is of their free will and is done so voluntarily intending to be legally bound.

         10. In the event that any party brings a claim, action or other proceeding against ASC or its parent, American Stone Industries, Inc. ("ASI"), ASC and/or ASI shall have the right to employ counsel of its choice to defend or otherwise contest such claim, action or proceeding and the party or parties bringing such shall pay all reasonable attorney's fees and costs incurred by ASC and/or ASI to defend or contest.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Amendment on the day and year first written above.

                                   AMERICAN STONE CORPORATION


                                   By:
                                       ----------------------------------
                                   Its:
                                       ----------------------------------


                                   CLEVELAND QUARRIES, LP
                                   By:  Slate & Stone Corporation of America


                                   By:
                                       ----------------------------------

                                   Its:
                                       ----------------------------------


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